[Letterhead of PricewaterhouseCoopers LLP]


                        CONSENT OF INDEPENDENT ACCOUNTANT


We consent to the incorporation by reference in the Prospectus Supplement of Fremont Home Loan Owner Trust 1999-2 dated June 16, 1999 relating to the Home Loan Asset Backed Notes, Series 1999-2, of our report dated January 26, 1999 on our audits of the consolidated financial statements of Financial Security
Assurance Inc. and Subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998. We also consent to the reference to our Firm under the caption "Experts".


                                                 /s/ PricewaterhouseCoopers LLP

                                                 PricewaterhouseCoopers LLP


June 16, 1999